Exhibit 28(p)(xvi)

CODE OF ETHICS

Effective March 2010

DEFINITIONS				4

I. INTRODUCTION				6

A. Purpose				6

B.	Compliance with this Code			6
	1.	Certificate of Compliance		8
	2.	Board Approval		8
	3.	Code Violations		8

II. PERSONAL SECURITIES TRANSACTIONS				9

A.	Trading in General			9
	1.	Exempt Securities		9
	2.	Circumstances Requiring Pre-clearance		10
		a.	Pre-clearance Approval	10
		b.	Procedures for Approval	11
	3.	Initial Public Offerings (“IPOs”)		11
	4.	Private Placements		11
	5.	Short-Term Trading		12
	6.	Market Timing		12
	7.	Gifting of securities		13

B.	Reporting			13
	1.	Disclosure of Holdings and Accounts		13
	2.	Transactions for all Access Persons		13

III. FIDUCIARY DUTIES				14

A.	Fraudulent Practices			14
	B. Conflicts of Interest			14

C.	Dispensing Information			15

D.	Gifts and Entertainment			15

E.	Outside Business Activities			18

IV. INSIDER TRADING				21

A. Material Information				21

B. Non-public Information				22
	1.	Information Provided in Confidence		22
	2.	Information Disclosed in Breach of Duty		23

C.	Guidance on Insider Trading			23

D.	Penalties for Insider Trading			23

E.	Procedures to Implement the Policy against Insider Trading				24
	1.	Trading Restrictions and Reporting Requirements			24
	2.	Information Barrier Policy			24
		a.	Cross-Barrier Procedures		24
		b.	The Adviser Watch List		25
			i.	Placement of Securities On/Off the Adviser Watch List	25
			ii.	Implementation and Monitoring	26
		c.	The Adviser Restricted List		26
			i.	Placement of Securities On/Off the Adviser Restricted List	26
			ii.	Implementation and Monitoring	26
	3.	Confidentiality			26

V.	CODE OF CONDUCT				27

A.	Employee Privacy				27

B.	Customer Privacy and Data Security				27

C.	Relations with Our Business Partners				27

D.	Fair Dealing				28

E.	Antitrust and Fair Competition				28

F.	Safeguarding Adviser Resources				29
	1.	Physical Property			29
	2.	Intellectual Property			29
	3.	Funds			29
	4.	Information Technology Systems			29

G.	Money Laundering Prevention				30

H.	Economic Sanctions				30

I.	Communicating with Regulators and Other Government Officials				30

J.	Government Business				30

K.	Anticorruption and Bribery				31

APPENDIX A					32

APPENDIX B					34

Definitions

Access Person: For the purpose of this Code, all employees of PineBridge Investments are considered Access Persons.

Note: For purposes of this Code, a prohibition or requirement applicable to any Access Person applies also to transactions in Securities for any account for which the Access Person or a Household Member has control and/or a Beneficial Ownership.

Adviser: The advisers of PineBridge Investments to which this Code applies. Please see Appendix C for the list of advisers.

Advisory Client: An entity that has signed an agreement with the Adviser for the provision of discretionary or non-discretionary investment management services.

Beneficial Ownership: A direct or indirect Pecuniary Interest in the securities or shares that an Access Person has.

Note: Access Persons should consult the Compliance Department if in doubt as to whether he/she has Beneficial Ownership of Securities.

Closed End Fund: type of fund that has a fixed number of shares usually listed on a major stock exchange. Unlike open-ended mutual funds, closed end funds do not issue and redeem shares on a continuous basis.

Disinterested Director/Non-Employee Investment Committee Personnel: A director of any Fund managed by the Adviser who is not in the position to influence the operations of an Advisory Client. Disinterested Directors are currently not subject to the requirements of this Code.

Entertainment: An event where a business contact, counterparty or vendor is present with the employee and where business matters can be discussed.

Exchange Traded Funds (ETF): A fund that tracks an index, but can be traded like a stock. ETFs always bundle together the securities that are in an index or sector but never track actively managed mutual fund portfolios. Investors can do just about anything with an ETF that they can do with a normal stock, such as short selling. Because ETFs are traded on stock exchanges, they can be bought and sold at any time during the day (unlike most mutual funds).

Fund: Registered open-end and closed-end investment companies or commingled vehicles advised or sub-advised by the Adviser.

Gift: Anything of value that is received and/or offered from/to a business contact, vendor or counterparty.

Household Member: A member of an Access Person’s family and/or legal dependent that shares the same residence as the Access Person.

Investment Personnel: Any employee entrusted with the direct responsibility and authority, either alone or as part of a co-manager team or group, to make investment decisions affecting an Advisory Client’s investment plans and interests, as well as other personnel, such as research analysts, trading personnel, individuals who provide information or advice to portfolio managers and those individuals who execute portfolio manager decisions.

Manager: Any employee who has one or more other employees who report to him or her.

Pecuniary Interest: The opportunity to profit directly or indirectly or share in any profit derived from a transaction in a security.

Private Placement: The sale of a bond or other security directly to a limited number of investors in a private offering.

Protegent PTA: A web based application used by Access Persons to submit all necessary forms/reports under the requirements of this Code. Access Persons must, whenever possible, use Protegent PTA to comply with the reporting requirements of this Code. However, in cases where an Access Person does not have access to the system, the Access Person must receive approval from the Compliance Department prior to submitting any required forms/reports manually.

Securities: Any note, stock (including ADRs), treasury stock, bond debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription transferable share, investment contract, voting-trust certificate, futures contracts and options traded on a commodities exchange, including: currency futures; fractional undivided interest in oil, gas, or other mineral rights; any put, call, straddle, option or privilege on any security or on any group or index of securities (including any interest therein or based on the value thereof); or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or; in general, any interest or instrument commonly known as a security or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.

For the purposes of the Code, commodities are not considered Securities. Nonetheless, futures and options on any group or index of Securities are considered Securities.

I. Introduction

A. Purpose

The Adviser believes that individual investment activities by its officers and employees should not be prohibited or discouraged. Nonetheless, the nature of the Adviser’s fiduciary obligations necessarily requires some restrictions on the investment activities of Access Persons and their Household Members.

Access Persons are agents of the Adviser. In managing assets for the Adviser’s Clients, Access Persons have a fiduciary responsibility to treat the Adviser’s Clients fairly. This duty requires a course of conduct, consistent with other statutory obligations, that seeks to be prudent and in the Client’s best interest.

This Code of Ethics (the “Code”) is intended to address three fundamental principles that must guide the personal investment activities of Access Persons in light of his/her fiduciary duties:

(1)	Place the interests of the Adviser’s Clients first. As fiduciaries, Access Persons must avoid serving personal interests ahead of the interests of the Adviser’s Clients.

(2)	Avoid taking inappropriate advantage of one’s position as an Access Person.

(3)	Conduct personal investing activities in such a way as to avoid even the appearance of a conflict of interest with investment activities undertaken for the Adviser’s Clients.

This Code has been adopted pursuant to applicable regulations, which require that every registered investment company and registered investment adviser adopt a code of ethics regarding personal investment activities of persons having access to information about portfolio transactions of the Adviser’s Clients. In addition, investment advisers must keep certain records regarding personal investment activities of Access Persons and make them available for inspection by regulatory representatives.

B. Compliance with this Code

Compliance with this Code and the applicable Securities Laws is a condition of employment. A violation of this Code may be cause for disciplinary action by the Adviser, including termination of employment. Other disciplinary actions may include warnings and periods of “probation” during which all personal investment activities (except for specifically approved liquidation of current positions) are prohibited.

Meeting our responsibilities enables our business to succeed and grow, today and in the future. Each of us is expected to:

(1)	Understand and act according to this Code and Adviser’s policies, applicable laws and regulations.

(2)	Seek guidance from management, compliance personnel or Adviser’s legal counsel when you have questions.

(3)	Promptly report concerns about possible violations of this Code or applicable laws and regulations to management.

(4)	Participate in training to keep up-to-date on current standards and expectations.

No reason, including the desire to meet business goals, can ever be an excuse for violating laws or regulations.

Each Manager is expected to fulfill the following additional responsibilities:

(1)	Serve as a role model for the highest ethical standards and create and sustain a culture of trust, honesty, integrity and respect.

(2)	Be a resource for employees. Ensure that they are aware of, understand, and know how to apply this Code and Adviser’s policies, applicable laws and regulations in their daily work.

(3)	Seek assistance from other Managers or Adviser’s legal counsel, compliance officers or human resource professionals when unsure of the best response to any given situation.

(4)	Be proactive. Take reasonable actions to prevent and identify misconduct. Report situations that might impact the ability of employees to act ethically on behalf of Adviser.

Any transactions that appear to indicate a pattern of abuse of an Access Person’s fiduciary duties to the Adviser’s Clients will be subject to scrutiny regardless of technical compliance with the Code.

This Code shall be superseded by local regulatory practices as applicable. Each Regional Compliance officer shall communicate such exceptions to all Access Persons in their respective region.

Access Persons are required to report any violations of this Code to the Chief Compliance Officer (or his/her designee). Most concerns likely can be resolved by talking to and working with management, Human Resources or the compliance officer assigned to your business. Access Persons will not face retaliation if he/she reports violations of this Code. Retaliation itself constitutes a violation of this Code.

In addition, Adviser employees may ask questions, raise concerns or report instances of non-compliance with this Code, Adviser policies or applicable laws and regulations by contacting their regional Compliance Officer.

1.	Certificate of Compliance

Employees will receive a copy of this Code and any amendments as they are made. New hires are required to certify that have received a copy of the Code and that they understand its contents. In addition, employees must make an annual Certification within 30 days of calendar year-end using Protegent PTA (“Protegent PTA”), the Adviser’s Code of Ethics/personal securities investing application1.

2.	Board Approval

The directors of certain Advisers and the directors of certain Funds are required to make a determination that this Code contains provisions reasonably necessary to prevent Access Persons from violating applicable anti-fraud provisions.

A majority of the Fund’s board, including a majority of the Fund’s independent directors, is required to:

a)	approve the Code when the Fund initially engages the Adviser, and

b)	approve any subsequent material changes to the Code within six months of the change.

3.	Code Violations

For the purpose of this policy, violations shall include the failure to (a) pre-clear a trade, (b) file a timely quarterly or annual report or certification, (c) disclose a brokerage account, and (d) report gift, entertainment or outside business activities in accordance with the Code. Please note that this policy does not cover our Insider Trading Policy included in Section IV of this document (violation of which may lead to immediate dismissal).

•	1st Violation – The Access Person shall receive a disciplinary memo from the Compliance Department, with a copy sent to his/her direct supervisor and the senior manager of his/her business group.

•

2nd Violation – The Access Person shall receive a disciplinary memo from the Compliance Department, with a copy sent to his/her direct supervisor, the senior manager of his/her business group and the Adviser’s CEO. The employee will be required to meet with the Adviser’s Compliance Department to discuss the importance of complying with this policy.

[1]	Protegent PTA has been implemented within most of the regions worldwide. Those regions that do not have the system can manually complete the certification. Compliance may approve exceptions on a case-by-case basis.

•

3rd Violation – The employee shall be subject to disciplinary and/or monetary sanctions including but not limited to the following: suspension of trading privileges, disgorgement of trading profits and/or termination of employment. The sanction shall be at the discretion of the senior manager of the employee’s business group and the Adviser’s CEO.

Certain countries have procedures for handling violations that differ from those discussed above. In those countries, the Adviser will follow the local guidelines and not those included in the Code.

II. Personal Securities Transactions

A. Trading in General

Access Persons may not knowingly engage in the purchase or sale of a Security (other than an Exempt Security, as explained below) of which they have Beneficial Ownership (other than an Exempt Transaction, as explained in Appendix A) and which, within seven (7) calendar days before and after the transaction2:

(1) is being considered for purchase or sale by an Advisory Client, or

(2) is being purchased or sold by an Advisory Client.

1.	Exempt Securities

Exempt Securities are Securities that do not have to be pre-cleared or reported to the Compliance Department and are not subject to the short swing profit limitation requirement of this Code.

The following are Exempt Securities:

i.	Securities that are direct obligations of the U.S. and foreign governments (e.g., U.S. Treasury obligations);

ii.	Bankers’ acceptances, bank certificates of deposit, commercial paper, money market funds and high quality short-term debt instruments, including repurchase agreements. ADRs do not fall into this category;

Note: High quality short-term debt instruments are interpreted to mean any instrument that has a maturity at issuance of less than 366 days and is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization.

[2]	This blackout period does not apply to securities that are being traded by any PineBridge Investments Index Fund, or quasi index fund holdings. If you have any questions please contact Compliance.

iii.	Shares of unaffiliated registered open-end investment companies, annuities, or other commingled vehicles. The requirement to report holdings of affiliated funds does not apply to holdings in defined benefit plans including 401(k) plans and 529 plans.

Note: Exchange Traded Funds (“ETFs”) and closed end funds are not exempt under the Code. Transactions in these Securities must be reported (but not pre-cleared) on Protegent PTA.

iv.	Any transactions and/or holdings in Securities in an account over which an Access Person has no direct or indirect influence, control or knowledge (e.g., a blind trust/non-discretionary account. An Access Person must notify the Compliance Department of the establishment of such an account and Compliance Department must receive duplicate statements); and

v.	529 Plans that only have the ability to invest in Exempt Securities (including affiliated funds) as defined in this section.

Note: In addition to the above, there are certain transactions designated by the Compliance Department as Exempt (“Exempt Transactions”), which are not required to be pre-cleared, but are required to be reported to Compliance. These transactions are discussed in Appendix A.

2.	Circumstances Requiring Pre-clearance

All Access Persons must obtain Pre-clearance from the Compliance Department prior to purchasing or selling a Security that is neither an Exempt Security nor can be bought or sold in an Exempt Transaction.

a.	Pre-clearance Approval: Once received, Pre-clearance approval is valid for the same day and the next business day (the “Approval Period”). An order that is not executed within the Approval Period must be re-submitted for Pre-clearance approval. Approval for a private placement purchase is valid until the closing of the private placement transaction.

In the event that a “good-till-canceled” limit and/or a “stop loss” order is not executed within the Approval Period, the order does not need to be re-submitted for Pre-clearance, provided that no conditions of the order have changed (e.g., limit price, shares) and the transaction is identified on the pre-clearance request form in Protegent PTA (“User Comment” section) as a good-till-canceled limit and/or stop loss order. Additionally, “good-

till-canceled” and “stop loss” orders must be documented on the confirmation received from the Access Person’s broker by the Compliance Department.

b.	Procedures for Approval: Access Persons must request Pre-clearance electronically, using Protegent PTA[3]. Pre-clearance approval is granted if the purchase or sale complies with this Code and the foregoing restrictions.

3.	Initial Public Offerings (“IPOs”)[4]

The purchase of equity Securities in initial public offerings (“IPOs”) by Access Persons can create an appearance that such personnel have taken inappropriate advantage of their positions for personal benefit. Accordingly, Access Persons must obtain prior written approval from the Compliance Department and his/her supervising Managing Director prior to purchasing an IPO.

Global Equity personnel are prohibited from investing in IPOs.

4.	Private Placements

Access Persons must obtain prior written approval from the Compliance Department and a supervising Managing Director before acquiring Beneficial Ownership of any Securities in a Private Placement. Access persons must supply to Compliance copies of any private placement memorandum, subscription documents, offer sheets, term sheets or other written documentation pertaining to the deal. Approval will be given only if it is determined that the investment opportunity should not be reserved for Advisory Clients and that the opportunity to invest has not been offered to the Access Person by virtue of his/her position.

Access Persons must disclose investments in a Private Placement if an investment in the issuer of the Private Placement is being considered for an Advisory Client and the Access Person is involved in the decision making process. A decision to make such an investment must be independently reviewed by the Access Person’s manager or a Managing Director who does not have Beneficial Ownership of any Securities of the issuer.

[3]	Protegent PTA has been rolled out to most of the regions worldwide. Those regions that do not have the system can manually submit a pre-clearance request. Compliance may approve exceptions on a case-by-case basis.
[4]	Asia ex-Japan personnel are not required to obtain approval from either Compliance or their Managing Director. However, this exemption does not apply to global equity personnel, who are prohibited from participating in any IPOs.

Global Equity personnel are prohibited from investing in private placements.

5.	Short-Term Trading

Access Persons are prohibited from realizing profits from selling a Security within 60 days of purchase of the position. In addition, Access Persons are prohibited from realizing profits from closing a short position within 60 days of opening the position.

There are a few exceptions to this prohibition: (1) Exempt Securities; (2) ETFs that track an index; (3) futures and options on ETFs; (4) covered call options that expire within 60 days, only if the underlying security will be held in excess of 60 days at expiration of the covered call; (5) Non-volitional margin calls (employees receiving margin calls that result in hardship should contact local compliance department); (6) hardship exemptions, which may be approved by the Compliance Department in extreme circumstances; and (7) any other special exemption approved by Compliance prior to the profit being realized. Hardship exemptions and special exemptions must be approved in advance of the short-term trading. Please contact the Compliance Department with any questions.

The Compliance Department will monitor short-term trading and address any abuses of short-term trading profits on a case-by-case basis. If an abuse is discovered, Access Persons will be required to disgorge any profits realized on personal trades executed within the 60 days. Day trading by Access Persons is strictly prohibited.

Personal trading in unusually high frequency is discouraged. The Compliance Department may contact any Access Person and/or his/her supervisor deemed to be trading with excessive frequency.

6.	Market Timing

Market Timing is the short-term trading in and out of predominantly U.S. registered investment companies, generally those that are focused on non-U.S. investments using information that is publicly known but not yet reflected in the share price. Furthermore, more sophisticated market timers have taken advantage of disparities between the last quoted prices of a Fund’s underlying portfolio Securities and potentially inaccurate fair-valuing of those Securities. Market timing by Access Persons is strictly prohibited whether or not the market timing relates to products advised or sub-advised by the Adviser.

7.	Gifting of securities

The gifting of Securities is permitted without pre-clearance. Nonetheless, these Securities must be disclosed in Protegent PTA and reported on the Access Person’s Quarterly Transactions Certification.

B. Reporting

1.	Disclosure of Holdings and Accounts

All Access Persons must disclose to the Chief Compliance Officer or other designated persons, whether they have Beneficial Ownership and/or control of any Securities, futures, options, collective schemes, pooled funds or affiliated mutual fund accounts (i.e., PineBridge) within 10 calendar days of commencement of employment (such information must be current as of a date no more than 45 days prior to employment). If an Access Person subsequently opens a new account of which he/she has Beneficial Ownership and/or control (whether or not this account holds reportable Securities), the Access Person must notify the Compliance Department via Protegent PTA within 10 calendar days following the opening of such account. Securities held in certificate form that are not held in street name must also be reported to the Compliance Department via Protegent PTA. All reports submitted to the Compliance Department will be treated as confidential.

Any Access Person who fails to report his/her holdings or the opening of a new brokerage account in accordance with this Code shall be deemed to be in violation of this Code.

Annual Holdings Report

Access Persons must provide and certify on an annual basis, a report of their accounts and beneficial holdings within 30 days after the calendar year end. The information must be current as of a date no more than 45 days prior to the submission of the report.

2.	Transactions for all Access Persons

Access Persons must arrange for the Compliance Department to be provided, on a timely basis, duplicate copies of confirmations for all transactions in an account that is Beneficially Owned and/or controlled by such Access Person. Duplicate copies of periodic statements for the account also must be provided. Upon notification, the Compliance Department will request these documents directly from the broker-dealer identified by each Access Person.

Quarterly Transactions Certification

Access Persons are required, within 30 days after the calendar quarter, to complete a report of all transactions in Securities of which the Access Person had Beneficial Ownership and/or control (except for those Securities classified as Exempt Securities). In accordance with Best Industry Practices, Access Persons are expected to complete their quarterly certifications within 10 days of quarter end, absent exigent circumstances.

Access Persons must complete the report even if no reportable transactions occurred during the quarter.

III. Fiduciary Duties

A. Fraudulent Practices

If an Access Person purchases or sells, directly or indirectly, a Security or commodity which is held or is to be acquired by an Advisory Client, the Access Person may not:

(1)	employ any device, scheme or artifice to defraud an Advisory Client;

(2)	make any untrue statement of a material fact or omit to state to an Advisory Client, a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(3)	engage in any act, practice or course of business which would operate as a fraud or deceit upon an Advisory Client; or

(4)	engage in any manipulative practice with respect to such Advisory Client.

B. Conflicts of Interest

Your position at the Adviser cannot be used for inappropriate personal gain or advantage to you or a member of your family. Any situation that creates, or even appears to create, a conflict of interest between personal interests and the interests of the Adviser and/or a client must be avoided. Potential conflicts of interest should be reported to management, who will work with the compliance officer assigned to your business to determine how best to handle the situation.

Corporate Opportunities

The Adviser’s employees are prohibited from taking for themselves or directing to a third party a business opportunity that is discovered through the use of Adviser corporate property, information or position, unless Adviser has already been offered and declined the opportunity. Adviser employees are prohibited from using corporate property, information or position for personal gain to the exclusion of Adviser and from competing with Adviser.

Personal Relationships

Immediate family members, members of your household and individuals with whom you have a close personal relationship should never improperly influence business decisions.

C. Dispensing Information

Access Persons must obtain prior written approval from the Compliance Department before dispensing any reports, recommendations or other information concerning Securities holdings or Securities transactions for Advisory Clients to anyone, other than the Clients themselves. No approval is needed if such persons have a business need for this information as a part of their normal duties and activities. Access Persons may disclose this information if:

(1)	there is a public report containing the same information;

(2)	the information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between the Adviser and their Advisory Clients; or

(3)	the information is reported to directors or trustees of Advisory Clients or to administrators or other fiduciaries of Advisory Clients and if these persons receive the information in the course of carrying out their fiduciary duties.

Note: The above does not apply to certain information that is required to be dispensed by registered investment companies.

D. Gifts and Entertainment

Modest Gifts and appropriate Entertainment can help strengthen business relationships, but these business courtesies, whether given or received by the Adviser’s employees, must never improperly influence business decisions. Accordingly, it is best practice to monitor the offer and receipt of Gifts and/or Entertainment. In all matters related to Gifts or Entertainment, it is the responsibility of the Access Person to exercise good judgment.

The below requirements related to Gifts and Entertainment apply in most regions, however local thresholds and reporting procedures may exist in certain jurisdictions. Please consult your regional policies and procedures or discuss with your regional Compliance Officer.

1.

General Guidelines: Offering and/or accepting Gifts and Entertainment is appropriate provided there is a business purpose, the expense incurred are ordinary and necessary and the Gifts or Entertainment falls within this Code and all relevant laws and regulations. Special care must be taken when providing Gifts and

Entertainment to officials or employees of governments or government-owned or controlled enterprises. When providing Gifts or Entertainment to government officials or employees of government owned or controlled enterprises, you are required to abide by local law and Adviser’s Financial Crimes Prevention Handbook. Access persons should:

(1)	never allow business Gifts and Entertainment, whether given or received, to improperly influence business decisions;

(2)	remember if the donor is not present, then the Entertainment is subject to Gift policies;

(3)	respect local and cultural sensitivities when exchanging business Gifts and Entertainment;

(4)	never provide or accept extravagant Gifts or lavish Entertainment;

(5)	never offer anything that could be considered a bribe or other improper payment or Gift;

(6)	never solicit Gifts, favors or Entertainment;

(7)	ensure that Gifts and Entertainment are reasonable, ordinary, in good taste, customary and lawful in the country or region where they are exchanged; and

(8)	never offer or accept cash or cash equivalent (i.e., gift cards) in any amount.

Access persons are expected to consult with the compliance officer assigned to their business if they have any questions regarding Gifts or Entertainment.

2.	Giving Gifts: Access Persons giving Gifts to prospective or existing clients must submit a Gifts and Entertainment Form on Protegent PTA for all Gifts within 30 days of giving the Gift.[5] Access Persons may not provide Gifts to a prospective or existing client exceeding $100 in aggregate in any calendar year. Any exception to the $100 limit must be approved in writing by the Access Person’s supervising Managing Director in advance of giving the Gift. Access Persons are generally prohibited from providing Gifts valued at more than $150, however exceptions may be granted in certain instances provided that prior approval is received from the regional head of compliance and line of business supervisor.

3.	Receiving Gifts: All Gifts received must be reported via the Gifts and Entertainment Form on Protegent PTA within 30 days of the date of receipt of such Gift. In addition, Gifts valued at more than $100 must be approved by the Access Person’s supervising Managing Director within five (5) business days. All Gifts in excess of $100 received by Access Persons may be accepted, but must be shared among the department receiving the Gift. Where such a Gift cannot be reasonably shared amongst employees (as in the case of an item of clothing), the Gift may be accepted and subsequently donated to charity. This includes, among other things, gratuities and Gifts received by Access Persons for speaking engagements.

[5]	Reporting requirements do not apply to gifts of de minimis value (e.g. pens, notepads or modest desk ornaments) or to promotional items valued at less than $20 that display the firm’s logo (e.g. umbrellas, tote bags or shirts).

If you are offered a Gift that does not meet the above criteria, politely decline the Gift. If declining a Gift would be offensive or hurt a business relationship, accept the Gift on behalf of the Adviser and submit a written Gift report to your Supervising Managing Director, and work with your Supervising Managing Director and the Compliance Department to determine the appropriate disposition of the Gift.

4.	Entertainment Given: An Access Person must disclose any Entertainment provided to an existing client and/or prospective client using the Adviser’s employee reimbursement system. The Compliance Department will periodically monitor these reports.

Any entertainment given that costs in excess of $150 (per person, per event) must be approved by a supervising Managing Director and reported through PTA.

5.	Entertainment Received: Access Persons must obtain prior written approval from a supervising Managing Director before accepting entertainment in excess of $150 (per person, per event). In addition, Access Persons must report through the PTA system all Entertainment received.

Entertainment includes but is not limited to: Meals, cocktails, outings (e.g. golf, theater tickets, sporting events) and Holiday parties when the third party provider is in attendance.

In the event that Entertainment is not pre-planned, or occurs at the time of client or other meetings, reporting into PTA and disclosure to your manager should occur as soon as possible and should only be accepted if you reasonably believe your accepting the Entertainment will not create the appearance that the Entertainment is intended to influence or reward the receipt of business, or otherwise affect an employee’s decision-making.

Entertainment received from a Contact equal to or less than $150 may be accepted without approval as long as it is not frequent in nature, (more than once a month per Contact). All entertainment received, including items valued at less than $150, must be reported in the PTA system.

In addition to this policy, Access Persons must also comply with travel and entertainment policies developed by PineBridge.

Gifts and Entertainment Matrix

		PTA Reporting Required	Managing Director Approval Required
Gifts Given[6]	Less than or equal to $100 per year	Yes	No
	Greater than $100 per year	Yes	Yes
	Greater than $150	Not permitted[7]

Gifts Received[6]	Less than or equal to $100	Yes	No
	Greater than $100	Yes	Yes
	Greater than $150	Not permitted

Entertainment Given	Less than or equal to $150	No	No
	Greater than $150	Yes	Yes

Entertainment Received	Less than or equal to $150	Yes	No
	Greater than $150 per month per contact	Yes	Yes

For the gifting of Securities, please see Section II. A. (7).

E. Outside Business Activities

“Outside business activities” include service as an employee, consultant, board member, partner, officer, director, owner or trustee of an organization that is not an affiliate of PineBridge.

Given the nature of PineBridge Investments’ business, PineBridge Investments’ duties to its clients and equity owners, and the role of investment and financial advisory professionals generally, Access Persons who engage in outside business activities may face numerous and significant potential conflicts of interest. Prior to pursuing any such outside business activities, Access Persons must:

•	receive written approval from the PineBridge Legal Department or its designee;

•	receive written approval from the PineBridge Investments Compliance Department;

[6]	Employees that are registered representatives of PineBridge Securities LLC may not offer or receive gifts in excess of $100.
[7]	Exceptions may be granted in certain instances provided that prior approval is received from the regional head of compliance and line of business supervisor.

•	if the outside business activity includes service on a Board or similar body, receive written approval from the Access Person’s supervising Managing Director or Department Head;

•	complete the Outside Business Activities form found on Protegent PTA (the form can be found in the drop down menu under “Disclosures”);

•	if the outside business activity includes service on a Board of Directors or similar body, obtain the Acknowledgment and Waiver Letter described below; and

•	receive written approval from your Supervising Managing Director for a presentation, talk, or service on a panel in which you are offered an honorarium.

General Guidelines

When engaged in an approved outside business activity, Access Persons must:

•	when a potential conflict of interest may arise always make decisions in the best interest of the Adviser and our customers – not to advance personal interest;

•	remain aware of how personal activities can lead to potential conflicts, such as taking a second job with or making an investment in an Adviser customer, vendor or competitor;

•	discuss with your manager any situation that could be perceived as a potential conflict of interest; and

•	proactively address situations that may put your interests or those of a family member or friend in potential conflict with the Adviser.

Service on Outside Boards

The Compliance Department will determine procedures to prevent the misuse of material, non-public information which may be acquired through outside Board service, as well as other procedures or investment restrictions which may be required to prevent actual or potential conflicts of interest.

In addition, the corporation or other entity which the outside Board governs must provide the Access Person with written assurances (an “Acknowledgment and Waiver Letter”) regarding potential conflicts that may arise from time to time. The Acknowledgement and Waiver Letter should include an acknowledgement by the company that potential conflicts may exist, that the Access Person will resolve those conflicts in favor of PineBridge, and that the Company has waived any such conflicts. A form of Acknowledgement and Waiver Letter is attached to this Code of Ethics as Appendix B.

In addition to complying with the policies and procedures set forth in this Code, Access Persons must be vigilant in identifying and managing the potential conflicts of interest that may arise by virtue of their service on outside Boards. Depending on the circumstances, these conflicts may require the Access Person to recuse him- or herself from deliberations of the Board. In some cases, it may be necessary to resign from the Board entirely. Access Persons should seek guidance from the PineBridge Investments Legal Department as to how these potential conflicts may be best addressed.

Insolvent companies

Access Persons should also be aware that corporations that are insolvent or operating in the so-called “zone of insolvency” may present particular legal challenges for officials and directors, including expansion of fiduciary duties to include the corporation’s creditors as well as its shareholders. The case law relating to duties of directors of insolvent corporations is unsettled, and may vary considerably from jurisdiction to jurisdiction. Access Persons serving on an outside Board that becomes insolvent or enters the vicinity of insolvency should seek legal guidance promptly from the Board’s legal counsel.

Service as a Public Official

Before serving as a public official or running for elected office, an Access Person must obtain prior written approval from the Adviser’s General Counsel or his/her designee. It is important that personal political activities or interests do not conflict with responsibilities at the Adviser or imply the Adviser’s support. Specifically:

•	the Adviser’s name never should be used by employees running for a political office, other than to identify the Adviser as their employer;

•	holding or campaigning for political office by the Adviser’s employees must not create, or appear to create, a conflict of interest with the Adviser’s duties;

•	the Adviser’s funds or other Adviser assets are never to be used for political purposes, including political advocacy (“lobbying”) without first consulting the Adviser’s Legal Department;

•	only authorized representatives can make corporate contributions to political candidates for public office on behalf of the Adviser; and

•

because laws and regulations governing corporate political activities and contributions are complex, the Adviser’s Legal Department must be consulted regarding contributions to ensure such contributions and activities are permitted and consistent with the Adviser’s business strategy for the region.

To avoid even the appearance of any conflict with the Adviser’s interests, employees who participate in community support efforts outside of an Adviser sponsored programs should never imply the Adviser’s endorsement of the effort.

Further reading

Access Persons serving or contemplating serving on an outside board are encouraged to review the report of the National Association of Corporate Directors entitled Director Liability: Myths, Realities, And Prevention.

Exceptions

The term “outside business activities” generally is not intended to include service to any organization that is (i) a personal holding company or (ii) an entity identified in Section 501(c)(3) of the Internal Revenue Code (provided that it is an unpaid position). A “personal holding company” is an entity that:

•	is wholly-owned by the Access Person and/or members of the Access Person’s immediate family;

•	is used solely for the Access Person’s personal investments;

•	is not actively managed;

•	does not have any dealings with PineBridge; and

•	does not compete with PineBridge.

The approvals required for outside business activities are not required for activities relating to those exempted organizations. However, these activities must be reported on Protegent PTA. For example, an Access Person would not need to seek approval to establish a personal holding company that holds only a passive investment in real estate and that has no relationship with PineBridge. However, the Access Person would be required to report this activity on Protegent PTA.

IV. Insider Trading

Insider trading refers to the use of material, non-public information to trade in Securities or communications of material, non-public information to others in breach of a fiduciary duty.

Insider trading law generally prohibits:

(1)	Trading by an insider, while in possession of material, non-public information;

(2)	Trading by a non-insider, while in possession of material, non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

(3)	Communicating material, non-public information to others in breach of a fiduciary duty.

A. Material Information

Material information generally is information that an investor would consider important in making his/her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company’s Securities. Material information does not have to relate directly to a company’s business.

Information is considered material if it relates to matters such as:

(1)	dividend or earnings expectations;

(2)	write-downs or write-offs of assets;

(3)	proposals or agreements involving a joint venture, merger, acquisition, divestiture or leveraged buy-out;

(4)	criminal indictments, civil litigation or government investigations;

(5)	substantial changes in accounting methods;

(6)	major litigation developments;

(7)	bankruptcy or insolvency; or

(8)	public offerings or private sales of debt or equity securities.

Note: The above list of examples is non-exhaustive. Please contact the Legal & Compliance Department with any questions regarding the materiality of information.

Information provided by a company can be material because of its expected effect on a particular class of the company’s Securities, all of the company’s Securities, the Securities of another company or the Securities of several companies. This policy applies to all types of Securities, as well as any option related to that Security.

B. Non-public Information

Non-public information is information that has not generally been made available to investors. Information received in circumstances indicating that it is not yet in general circulation or where the recipient knows or should know that the information could only have been provided by an insider is also considered non-public information.

For non-public information to become public, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace. Once the information has been distributed, it is no longer subject to insider trading policies. Disclosure in a national business and financial wire service (e.g., Dow Jones, Bloomberg or Reuters), a national news service (AP), a national newspaper (e.g., The Wall Street Journal or The New York Times), or a publicly disseminated disclosure document (a proxy statement or prospectus) constitutes public information.

Note: Generally, information is considered non-public until 24 hours after public disclosure.

1.	Information Provided in Confidence

Occasionally, one or more Access Persons may become temporary insiders because of a fiduciary (a person or entity to whom property is entrusted for the benefit of another) or commercial relationship.

As an insider, the Adviser has a fiduciary responsibility not to breach the trust of the party that has communicated the material, non-public information by misusing that information. The fiduciary duty arises because the Adviser has entered or has been invited to enter into a commercial relationship with the client or prospective client and has been given access to confidential information solely for the corporate purposes of that client. The obligation remains regardless of whether the Adviser ultimately participates in the transaction.

2.	Information Disclosed in Breach of Duty

Even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information in circumstances where a person knows, or should know, that a corporate insider is disclosing information in breach of the fiduciary duty he/she owes the corporation and its shareholders. A prohibited personal benefit could include a present or future monetary gain, a benefit to one’s reputation, an expectation of quid pro quo from the recipient or the recipient’s employer by a gift of the inside information.

A person may, depending on the circumstances, also become an insider when he/she obtains material, non-public information by happenstance. This includes information derived from social institutions, business gatherings, overheard conversations, misplaced documents and tips from insiders or other third parties.

C. Guidance on Insider Trading

Any Access Person who is uncertain as to whether the information he/she possesses is material, non-public information should take the following steps immediately:

(1)	Report the matter to the Compliance Department;

(2)	Refrain from purchasing or selling the securities on behalf of oneself or others, including Advisory Clients managed by the Access Person; and

(3)	Refrain from communicating the information inside or outside the Adviser, other than to the Compliance Department.

The Compliance Department will instruct the Access Person on how to proceed.

D. Penalties for Insider Trading

The penalties for inside trading are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to civil and/or criminal penalties even if he/she does not benefit personally from the violation.

E. Procedures to Implement the Policy against Insider Trading

1.	Trading Restrictions and Reporting Requirements

a)	No Access Person who possesses material, non-public information relating to the Adviser or any of its affiliates or subsidiaries, may buy or sell any Securities of the Adviser or engage in any other action to take advantage of, or pass on to others, such information.

b)	No Access Person who obtains material, non-public information which relates to any other company or entity in circumstances in which such person is deemed to be an insider or is otherwise subject to restrictions under the securities laws, may buy or sell Securities of that company or otherwise take advantage of, or pass on to others, such information.

c)	Access Persons shall submit reports concerning each Securities transaction and should verify their personal ownership of such Securities.

d)	Access Persons should not discuss any potentially material, non-public information concerning the Adviser or other companies except as specifically required in the performance of their duties.

2.	Information Barrier Policy

The Information Barrier Procedures are designed to restrict the flow of inside information and to prevent employees on the public side (e.g., trading desks) from gaining access to material, non-public information which came from the private side.

The Adviser has implemented a third-party software platform to capture all e-mail communications sent and received by employees. On a routine basis, the Compliance Department will review employees’ e-mails to identify any questionable correspondence8.

For a more detailed description of the Information Barrier Policy, please see the Compliance Manual.

a. Cross-Barrier Procedures

A “cross-barrier communication” is a communication between an employee on the public side and employee on the private side. The communication can be in the form of a conversation, an e-mail, a memo, a research report or any other communication of an employee’s opinion about the value of a security.

[8]	Currently, not all regions utilize a third party vendor to capture all emails.

Access Persons are permitted to have cross-barrier communications regarding (a) investments generally, which communications do not relate to any specific issuer (e.g. industry related investment communications) and (b) communications which are issuer specific, but which involve only public information (only if such communication is monitored by the Legal and Compliance Department).

Access Persons on the private side of the Information Barrier are prohibited from communicating non-public information (including impressions or information derived from non-public information) regarding an issuer of public securities to any employee on the public side of the Information Barrier unless the communication is notified in advance and monitored by the Compliance Department and the public side has agreed to receive the information prior to the information being communicated.

The employee who was brought across the barrier must maintain the confidentiality of the material inside information at all times and may use it only for the business purposes for which it was disclosed.

b. The Adviser Watch List

The Adviser Watch List is a highly confidential list of securities about which the Adviser may have received or may expect to receive material, non-public information. The contents of the Watch List and any related restrictions imposed by the Legal & Compliance Department are extremely confidential therefore access to the Watch List is very limited.

i. Placement of Securities On/Off the Adviser Watch List

A Security normally will be placed on the Watch List when the Adviser has received or expects to receive material, non-public information concerning that Security or its issuer. This usually occurs when the Adviser is involved in an assignment or transaction that has not been publicly announced or when the Adviser otherwise determines that there is a need to monitor the trading activity in such Security.

A Security will be removed from the Watch List at the request of the person who initiated placement on the list, usually when the Adviser’s involvement in the transaction relating to the Security has ended. Securities also may be removed from the Watch List when they are moved to the Adviser’s Restricted List.

ii. Implementation and Monitoring

The person who initially places a security on the Watch List is responsible for notifying the Compliance Department when it should be removed. The Compliance Department maintains the Watch List. In addition, the Compliance Department monitors trading activity in any Adviser Watch List Security on a periodic basis.

c. The Adviser Restricted List

The Adviser Restricted List is a confidential list of Securities that are subject to restrictions in trading. Restrictions apply to trading for Advisory Clients, proprietary accounts, and trading for employee and related accounts. Securities on the Restricted List are to be kept confidential and are not to be disclosed to anyone outside of the Adviser.

i. Placement of Securities On/Off the Adviser Restricted List

The placement of a Security on the Restricted List generally restricts all trading in the Security or its issuer. Since a Security may be placed on the Restricted List for a number of reasons, no inferences should be drawn concerning a company or its securities due to its inclusion on such list.

A Security will be removed from the Restricted List at the request of the person who initiated placement on the list, usually when the Adviser’s involvement in the transaction relating to the Security has ended.

ii. Implementation and Monitoring

The Compliance Department is responsible for placing or removing a Security from the Restricted List and has the ultimate responsibility for maintaining the Restricted List.

3.	Confidentiality

In carrying out business activities, Access Persons often learn confidential or proprietary information about PineBridge, its customers, suppliers and/or third parties. Access Persons must maintain the confidentiality of all information entrusted to them, except where disclosure is authorized or legally required.

V. Code of Conduct

The below section discusses general standards of conduct that must be followed. Any Adviser employee who has knowledge of, or in good faith suspects, a violation of any of these laws, regulations or policies must report them promptly to the compliance officer assigned to your business.

A. Employee Privacy

The Adviser respects the personal information and property of employees. Access to personal information or employee property is only authorized for appropriate personnel with a legitimate reason to access such information or property. Nonetheless, from time to time, the Adviser may access and monitor employee internet usage and communications. Subject to local laws, employees shall have no expectation of privacy with regard to workplace communication or use of Adviser information technology resources.

B. Customer Privacy and Data Security

Our customers expect us to carefully handle and safeguard the business and personal information they share with us. Never compromise a customer’s trust by disclosing private information other than to those with a legitimate business need to know.

The classification of information as personal information or business data may differ by country. Employees who handle customer information are responsible for knowing and complying with applicable information privacy and information security laws. In all cases we must maintain appropriate physical, administrative and technical safeguards for personal information and business data.

We must be especially vigilant in following laws, regulations and policies when transferring personal information and business data across country borders. If you have any questions about information privacy and/or data security, consult your manager, legal counsel and/or the compliance officer assigned to your business.

C. Relations with Our Business Partners

Our business partners9 serve as extensions of the Adviser. When working on behalf of the Adviser, business partners are expected to adhere to the spirit of the Code, and to any applicable contractual provisions. We must all ensure that business partners do not exploit their relationship with the Adviser or use the Adviser’s name in connection with any fraudulent, unethical or dishonest transaction.

[9]	Parties, such as agents and consultants, who represent the Adviser to the public.

D. Fair Dealing

The Adviser seeks competitive advantages only through legal and ethical business practices. Each of us must conduct business in a fair manner with our customers, service providers, suppliers and competitors. Do not disparage competitors or their products and services. Improperly taking advantage of anyone through manipulation, concealment, abuse of privileged information, intentional misrepresentation of facts or any other unfair practice is not tolerated.

E. Antitrust and Fair Competition

The Adviser competes vigorously and fairly around the world. We seek to maintain and grow our business through superior products and services - not through improper or anticompetitive practices. We strive to understand and comply with global competition and antitrust laws. These laws are complex. Employees who are unsure of appropriate practices should consult with the compliance officer assigned to their business for additional information and clarification.

The following guidelines will help ensure fair business conduct and appropriate competition.

Do:

•	Obtain competitively sensitive information about the Adviser’s competitors only from lawful and appropriate sources.

•	Comment on competitors or their products or services based only on factual information.

Do not:

•	Agree formally or informally with a competitor to fix prices or other terms of sale, rig bids, set production or sales levels, or allocate customers, markets, or territories.

•

Discuss any of the following with a competitor: prices, bids, customer sales, commissions, terms of sale, profits, margins, costs, production, inventories, supplies, marketing plans or other competitively sensitive information.

•	Attend meetings with competitors at which competitively sensitive information, including the subjects mentioned in the above two bullets, is discussed.

•	Agree with others outside of the Adviser as to which suppliers or customers to do business with.

•	Make unsubstantiated or untruthful comparisons to competitors or their products or services.

F. Safeguarding Adviser Resources

To best serve our customers and shareholders, it is vital that we demonstrate proper care and use of our resources.

1.	Physical Property

The Adviser’s property, including real estate, equipment and supplies, must be protected from misuse, damage, theft or other improper handling.

Generally, the Adviser’s property is meant solely for the Adviser’s business, though incidental personal use, such as local telephone calls, appropriately limited personal use of e-mail, minor photocopying or computer use is permitted.

2.	Intellectual Property

The Adviser’s intellectual property consists of any business ideas or information that the Adviser owns, such as unique products and methodologies. The Adviser protects its intellectual property through patents, trademarks and copyrights. Each of us is required to safeguard the confidential information and trade secrets belonging to Adviser and its business partners.

3.	Funds

The Adviser’s funds are to be used responsibly and solely for the Adviser’s business. Corporate credit cards issued to employees for payment of business expenses may not be used for personal expenses. Each of us has a responsibility to safeguard Adviser funds from misuse or theft and ensure that the Adviser receives good value when spending the Adviser’s funds. We should only seek reimbursement for actual, reasonable and authorized business expenses.

4.	Information Technology Systems

The Adviser’s information technology systems include computers, networking resources, e-mail systems, telephone, voice systems and other computer-processed information. Each of us has a responsibility to protect these systems and the data resident on these systems, from improper access, damage or theft.

Subject to applicable local laws, the Adviser may have the right to review all electronic mail and other electronic information to determine compliance with this Code, laws, regulations or the Adviser’s policy. All electronic information, including without limitation e-mails, instant messages, and voicemails sent or received from the Adviser’s computer, Blackberry or work station may be subject to review.

The electronic mail system is the Adviser’s property and is intended for business purposes. Occasional, incidental, appropriate personal use of the e-mail system may be permitted if the use does not interfere with any employee’s work performance, have undue impact on the operation of the e-mail system, or violate any other Adviser policy, guideline, or standard.

E-mail messages and any other communications sent or received using the Adviser’s information technology systems are not to be used to create, store, or transmit information that is hostile, malicious, unlawful, sexually explicit, discriminatory, harassing, profane, abusive or derogatory. These systems also are not to be used to intentionally access Web sites which contain illegal, sexually explicit or discriminatory content.

G. Money Laundering Prevention

The Adviser is committed to meeting its responsibilities to help prevent money laundering and terrorist financing. These responsibilities generally include identifying clients, monitoring client activity and reporting suspicious or unusual activity consistent with applicable laws. Employees are required to abide by anti-money laundering programs established by the Adviser and its business units. Suspicious activity reporting requirements are time sensitive. Contact your manager or the compliance officer responsible for money laundering prevention as soon as you have a concern that an activity might be unusual or suspicious.

H. Economic Sanctions

In compliance with U.S. and other applicable economic sanctions programs, the Adviser employees are prohibited from conducting business with or benefiting designated governments, individuals and entities (such as suspected terrorists and narcotics traffickers) as well as individuals and entities that are located in, have certain dealings with or are nationals or agents of particular countries. To determine if a government, individual or entity is subject to these prohibitions, consult with the compliance officer responsible for sanctions.

I. Communicating with Regulators and Other Government Officials

Inquiries from regulators – outside the normal course of the Adviser’s regulatory relationships – must be reported immediately to the compliance officer for your business before a response is made. Financial reporting related inquiries may be responded to by authorized comptrollers. Responses to regulators must contain complete, factual and accurate information. During a regulatory inspection or examination, documents must never be concealed, destroyed or altered, nor should lies or misleading statements be made to regulators. Requests from auditors are subject to the same standards.

J. Government Business

Doing business with governments may present different risks than business in the commercial marketplace. Laws relating to contracting with international, federal, state and local agencies generally are more stringent and complex. Certain conduct and practices that might be acceptable in the commercial setting are prohibited in the public sector. You therefore should consult with management, or the compliance officer assigned to your business before you make any decision about doing business with government entities.

K. Anticorruption and Bribery

We must never use improper means to influence another’s business judgment. No Adviser employee, agent, or independent contractor may provide bribes or other improper benefits to another person in order to obtain or retain business or an unfair advantage in any business interaction that involves Adviser, our customers, or employees. Payments or promises to pay something of value to obtain or retain business or otherwise secure an improper advantage must never be made to a government official or employee. Government officials may include senior management of enterprises that are controlled or owned in whole or in part by a government.

Anticorruption laws also prohibit the creation of inaccurate or false books and records and they require companies to develop and maintain adequate controls regarding corporate assets and accounting. All Adviser employees and officers are required to comply with the Adviser’s applicable policies and procedures.

APPENDIX A

EXEMPT TRANSACTIONS

Introduction

The Adviser’s Code provides that no Access Person may knowingly engage in the purchase or sale of a Security (other than an Exempt Security) of which he/she has Beneficial Ownership and/or control (other than an Exempt Transaction), and which, within seven (7) calendar days before and after the transaction:

1.	is being considered for purchase or sale by an Advisory Client, or

2.	is being purchased or sold by an Advisory Client.

The Code provides further that classes of transactions may be designated as Exempt Transactions by the Compliance Department.

Designation of Exempt Transactions

In accordance with the Code, the Compliance Department has designated the following classes of transactions as Exempt Transactions, based upon a determination that the transactions do not involve any realistic possibility of a violation of applicable regulations. Unless otherwise noted, the following transactions do not require pre-clearance, but are subject to the reporting requirements of the Code (i.e., reported on the Quarterly Transaction Certification) and are subject to the 60 day short-term trading limitation, unless otherwise noted:

1.	Transactions in affiliated mutual funds, excluding activity relating to 401(k) plans and 529 Plans.

2.	Purchases or sales of Securities that are not eligible for purchase or sale by Advisory Clients - for example, shares in closely held or family held companies. (Note: Not subject to the 60 day short term trading limitation.)

3.	Purchases of Securities under automatic or dividend reinvestment plans. (Note: Not subject to the 60 day short term trading limitation.)

4.	Purchases of Securities by exercise of rights issued to the holders of a class of Securities pro-rata, to the extent they are issued with respect to Securities of which an Access Person has Beneficial Ownership. (Note: Not subject to the 60 day short term trading limitation.)

5.	Acquisitions or dispositions of Securities as a result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which an Access Person has Beneficial Ownership. (Note: Not subject to the 60 day short term trading limitation.)

6.	Acquisitions of Securities by the exercise of rights which are granted to borrowers/policyholders of financial institutions which apply for a public listing of their shares and offer “Free” shares to existing borrowers/policyholders.

7.	Any purchases or sales of fixed-income Securities issued by foreign governments.

8.	Transactions in ETFs. (Note: The 60 day short-term trading limitation does not apply to ETFs.)

9.	Transactions in closed-end funds.

10.	Foreign Currency transactions. (Note: The 60 day short-term limitation does not apply.)

11.	Futures, options trading and spreadbetting on broad based indices, such as the S&P 500. (Note: The 60 day short-term limitation does not apply.)

12.	Securities designated on the pre-clearance Exempt List, which is available on the Protegent PTA home page. This exemption applies to purchases or sales of up to $100,000 face value of fixed income securities within a 7-day period; or up to 1,000 shares of common stock within a 7-day period.

Local regions may designate additional indices and/securities within the Pre-clearance Exempt List, at their discretion. However, the monitoring of these transactions must be done by each region.

Securities are added to the Pre-clearance Exempt List on the basis that such transactions (i) are not potentially harmful to any Advisory Client’s interest since they would be unlikely to affect a highly institutional market, and (ii) because of the circumstances of the proposed transaction, are clearly not related economically to the Securities to be purchased, sold or held by an Advisory Client, and (iii) will not cause you to gain improperly a personal profit as a result of your relationship with an Advisory Client. The most recent Pre-clearance Exempt List is also located in PTA.

APPENDIX B

BY FIRST CLASS MAIL

[Date]

[Address]

Acknowledgement and Waiver

Dear [Board Member]:

This letter will confirm the understanding between [                    ] (the “Company”) and you regarding certain matters relating to your service on the Board of Directors of the Company (the “Board”).

The Company has been informed by you that you are employed by a member company of PineBridge Investments, which provides investment advisory, financial and other related services to a range of clients. In that regard, you may owe certain fiduciary and other duties to such clients and to PineBridge Investments (collectively, the “PineBridge Parties”). From time to time, these duties may conflict with your duties to the Company, its shareholders or the Board (the “Company Parties”) that may arise as a member of the Board.

To the extent permitted under applicable law, the Company hereby waives any conflicts arising from your duties to the PineBridge Parties. Without in any way limiting the foregoing, the Company acknowledges and agrees that (i) you will resolve any such conflict in all respects in favor of the relevant PineBridge Parties; (ii) such conflicts from time to time may cause you to recuse yourself from deliberations of the Board or any of its committees, or to withdraw from the Board; and (iii) you will be under no obligation or duty to the Company Parties (or any of them) with respect to business opportunities that you become aware of other than in connection with your service on the Board, including, without limitation, any such opportunities that you become aware of in connection with your employment by PineBridge Investments.

The Company acknowledges that you are serving on the Board strictly in your individual capacity and not as an agent or designee of any PineBridge Party.

To the extent practicable, the Company and the Board will undertake to inform you of any conflicts that exist or that may arise from time to time between the Company Parties, on one hand, and the PineBridge Parties, on the other hand.

Nothing in this letter is intended, nor shall it be deemed, in any way to limit any indemnity, release, exculpation or similar rights and protections to which you are entitled under applicable law, the Company’s organizational documents or any other agreement or instrument.

Very truly yours,

[NAME OF THE COMPANY]

By:	[Authorized Officer of the Company]
Name:
Title:

and

By:	[Chairman of the Board of Directors]
Name:
Title: